Exhibit 99.1
Company Contact:
Randy C. Martin
Chief Financial Officer, President
and Chief Executive Officer
(314) 721-4242
For Immediate Release Monday, December 17, 2007
SPARTECH ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

ST. LOUIS, December 17, 2007 – Spartech Corporation (NYSE:SEH) announced today its operating results for its fourth quarter ended November 3, 2007.
Fourth Quarter 2007 Highlights
w	Diluted earnings per share were $0.04 compared to $0.27 in the fourth quarter of 2006. Net earnings in both periods were impacted by special items. Diluted earnings per share excluding special items were $.08 compared to $.37 in the fourth quarter of 2006.

w	Operating earnings excluding special items decreased $15.4 million due mostly to a 5% decrease in underlying sales volume coupled with a 3.1 cent drop in gross margin per pound sold.

w	Cash flows provided by operations were $34.3 million compared to $38.9 million in the prior year fourth quarter. Working capital as a percentage of sales improved to 8.6% at the end of 2007 down from 9.0% at the end of fiscal 2006 and 9.8% at the end of the third quarter of 2007.
Fiscal Year Highlights
w	Diluted earnings per share were $1.05 in 2007 versus $1.20 in 2006 and diluted earnings per share excluding special items were $1.14 in 2007 versus $1.44 in 2006.

w	Excluding special items, operating earnings decreased $19.3 million primarily from a 4% decrease in underlying volume coupled with a .7 cent drop in gross margin per pound sold.

w	Cash flows provided by operations were $104.0 million for the year compared to $127.5 million in the prior year.
Overview of Results
Net sales for the fourth quarter were $366.2 million compared to $375.0 million in the fourth quarter of 2006 representing a decrease of 2%. This change was caused by a 5% decline in underlying sales volume partially offset by 1% contributed by the Creative Forming, Inc. (“Creative”) acquisition which closed in mid-September 2007 and a 2% increase from price/mix changes. The underlying sales volume decline primarily occurred in our Custom Sheet & Rollstock segment from weakness in the durable goods markets (e.g., heavy truck, residential construction, automotive and recreational vehicles).
Reported operating earnings for the fourth quarter of 2007 were $7.0 million compared to $20.9 million in the prior year fourth quarter. The $13.9 million decrease was caused by the 5% decline in underlying sales volume and a 3.1 cent drop in gross margin per pound sold which was comprised of a 2.1 cent decrease in material margin to 33.2 cents for the quarter and a 1.0 cent increase in conversion costs to 23.9 cents for the quarter. The decrease in material margin per pound sold was primarily caused by increases in the cost of polyethylene and polypropylene resins during the quarter coupled with a soft demand environment for many of the Company’s end markets, which prevented us from fully passing on the resin cost increases as higher selling prices to customers. The increase in conversion costs per pound was attributable to dollar increases in certain costs including depreciation and property taxes along with the impact of the decrease in volume.
Selling, general and administrative expenses increased $2.5 million in the fourth quarter of this year over the fourth quarter of last year due primarily to a $1.7 million increase in foreign currency losses resulting from a weakening U.S. dollar, a $.6 million increase from higher information technology expenses from our on-going Oracle ERP implementation and $.4 million from the Creative acquisition. These increases were partially offset by lower incentive compensation expense. We

SPARTECH CORPORATION
FOURTH QUARTER 2007 EARNINGS

recognized a $1.8 million foreign currency loss in our fourth quarter of 2007 which was reported as a $1.5 million loss in the corporate group and a $1.8 million loss in the Color and Specialty Compounds segment, partially offset by a $1.2 million gain in the Engineered Products group and $.3 million gain in our Custom Sheet & Rollstock segment. In our fourth quarter we restructured our U.S. dollar investment previously held in our Canadian operations which will mitigate the majority of future foreign currency exposure that caused the net currency losses in 2007.
Interest expense decreased slightly to $4.5 million in our current year fourth quarter from the impact of our debt reduction over the past year which was somewhat offset by additional interest costs from borrowings to fund the Creative acquisition and stock repurchases during the fourth quarter.
Spartech’s interim President and Chief Executive Officer, Randy C. Martin stated, “Our market demand and resin pricing environment continue to present challenges for the Company’s operating results but we are focusing on various cost structure reductions, business process improvements and targeting of new business in response. Our cash flow generation continues to be strong and we believe our investments in the Creative acquisition and stock repurchases during the quarter will generate long term shareholder returns.” Mr. Martin continued, “The Board of Directors has made good progress on the CEO search and we should be in a position to announce the new CEO in our first quarter of fiscal 2008.”
Segment Results
In the fourth quarter, we realigned the organizational structure of our sheet business to increase our strategic focus on plastic packaging-related products. Concurrent with this realignment, we established a new reportable segment, Spartech Packaging Technologies, which includes packaging focused operations that had formerly been managed as part of the Custom Sheet & Rollstock segment combined with Creative’s operation. The remaining Custom Sheet & Rollstock operations focus on manufacturing plastic sheet and rollstock that caters to durable goods manufacturers. The Company now reports three reportable segments and one group of operating segments and all periods have been restated as if this change occurred at the beginning of the periods presented. The Company’s fiscal year ends on the Saturday closest to October 31 and because of this convention, periodically a fiscal year will include 53 weeks. The fiscal 2007 results presented below include 53 weeks reflecting an additional week in the first quarter which compares to 52 weeks for fiscal 2006.
Custom Sheet & Rollstock—Net sales decreased 10% and operating earnings were down $7.6 million for the fourth quarter comparison.

	Fourth Quarter		Fiscal Year
(In Millions)	2007	2006	2007	2006
Net Sales	$164.5	$182.5	$674.8	$709.1

Operating Earnings	$6.0	$13.7	$41.0	$50.5

The 10% decrease in net sales reflects an 11% decrease in volume somewhat offset by a 1% increase from price/mix changes. The volume decline was due to weakness in demand in the residential construction, heavy truck, recreational vehicles, and pool and spa sectors of our end markets. Of the 11% volume decline, about half of the decline occurred at the three plants being consolidated into our new Greenville facility. These plants primarily produce polyethylene-based product for many of the aforementioned weak markets. The increase from price/mix reflects higher resin costs in the fourth quarter comparison which we partially passed on to customers as higher selling prices.
The decrease in operating earnings was caused by the decline in sales volume and a 4.2 cent drop in gross margin per pound sold. The gross margin per pound drop reflected increases in resin costs during the fourth quarter that were not fully passed on to customers as higher selling prices due to soft demand, disruptions associated with our Greenville consolidation and the sales volume decline that exceeded decreases in conversion costs. Excluding restructuring and exit costs, the three operations being consolidated into the new Greenville facility experienced a $2.9 million and $5.9 million decrease in operating earnings in the fourth quarter and fiscal year comparison, respectively. We expect our Greenville sheet consolidation to result in a $2.5 million reduction in annual pre-tax savings upon completion in early fiscal 2008.
Packaging Technologies—Net sales increased 15% and operating earnings were down $.2 million for the fourth quarter comparison.

SPARTECH CORPORATION
FOURTH QUARTER 2007 EARNINGS

	Fourth Quarter		Fiscal Year
(In Millions)	2007	2006	2007	2006
Net Sales	$70.5	$61.5	$253.7	$234.0

Operating Earnings	$6.3	$6.4	$25.0	$24.9

Of the 15% increase in net sales, 8% was from the Creative acquisition and 7% was from price/mix. Underlying volume was flat for the period. The price/mix was mostly due to an increase in mix of thermoformed product which has a higher selling price per pound than rollstock product.
The $6.3 million of operating earnings reflects a $1.6 million charge reported in amortization expense related to the impairment of a customer-related intangible asset associated with the Creative business. In October of 2007, Pfizer Inc., a customer of Creative, announced the exit of its new inhaled insulin product, Exubera, which resulted in the impairment of a customer-related intangible asset assigned to the Pfizer Inc. relationship upon acquisition. Excluding this impairment, operating earnings increased $1.4 million due to a 1.3 cent improvement in gross margin per pound sold from a higher mix of thermoformed product along with a benefit from the Creative acquisition.
Color & Specialty Compounds—Net sales increased 2% but operating earnings decreased $7.6 million for the fourth quarter comparison.

	Fourth Quarter		Fiscal Year
(In Millions)	2007	2006	2007	2006
Net Sales	$117.6	$115.6	$446.8	$463.0

Operating Earnings (Loss)	$(.8)	$6.8	$19.4	$27.0

The 2% sales change was comprised of a 3% increase from price/mix offset by a 1% decrease in volume. The increase in price/mix reflects higher resin costs in the fourth quarter comparison which we partially passed on to customers as higher selling prices as well as a shift in mix towards products having higher per pound selling prices. The decrease in volume related to a decline in sales to the domestic automotive and packaging markets, offset partially by continued strong sales of commercial roofing applications. Our strong sales of commercial roofing applications drove an increase in sales of products in our Green Initiative, products that deliver environmental and energy savings benefits, which grew 4.5 million pounds or 18% in the fourth quarter over the prior year fourth quarter.
This segment’s decrease in operating earnings was caused by a 3.9 cent drop in gross margin per pound sold along with the volume decline. The gross margin drop was driven by a decrease in material margins which was mostly caused by demand softness and increased price competition while resin costs were increasing. This dynamic prevented us from fully passing along the increases in resins to customers as higher selling prices. The gross margin drop also included $3.5 million of inventory adjustments in the fourth quarter of this year, a portion of which resulted from the correction of an error identified by our system implementation process and another portion from a liquidation of certain scrap inventory.
Engineered Products—Net Sales decreased 12% and operating earnings increased $3.7 million.

	Fourth Quarter		Fiscal Year
(In Millions)	2007	2006	2007	2006
Net Sales	$13.7	$15.5	$76.7	$79.6

Operating Earnings (Loss)	$2.0	$(1.7)	$11.2	$4.5

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FOURTH QUARTER 2007 EARNINGS

The sales decrease was primarily volume related and resulted from lower sales of wheels and profile products. The $3.7 million change in operating earnings reflects a $3.2 million write-off of goodwill in this segment’s profiles business in the prior year fourth quarter and a $1.2 million increase in foreign currency income in the current year fourth quarter. Excluding these items, operating earnings decreased $.7 million which resulted from the decline in sales volume.
Cash Flow Performance
Cash provided by operating activities was $34.3 million in the fourth quarter of 2007 and $104.0 million for the full year of 2007. This performance follows the record cash flow from operations in 2006 of $127.5 million of which $38.9 million was generated in the fourth quarter. Of the $23.5 million decrease in cash flow from operations in 2007 compared to the prior year, $17.4 million was from a larger improvement in net working capital in the prior year and the remainder reflected lower current year earnings. The Company borrowed $64.0 million in the fourth quarter which included $61.4 million used for the Creative acquisition and $28.0 million used to buy back 1.5 million shares. As of the end of 2007, our debt to equity ratio was .76 to 1 and we have $204 million unused on our bank credit facility of which $107 million is available under our most restrictive covenant.
Our continued solid performance in operating cash flow primarily reflects strong cash earnings and a continued focus on working capital minimization. Our inventory turns improved to 11.1 times at October 2007 from 10.4 times at October 2006 and our days payable outstanding improved to 43.2 days at October 2007 from 38.8 days at October 2006. These improvements drove a reduction in our working capital as a percentage of trailing-two months of net sales metric from 9.0% at the end of fiscal 2006 to 8.6% at the end of fiscal 2007. Our days sales outstanding increased to 50.5 days at October 2007 from 48.3 days at October 2006 from a increase in sales mix to customers with longer payment terms.
Special Items
There were $2.2 million of special items recognized in the fourth quarter of 2007 which was comprised of the $1.6 million intangible asset impairment in the Packaging Technologies segment and $.6 million of restructuring and exit costs reflecting our Greenville sheet consolidation. In the fourth quarter of 2006, we incurred $3.7 million of special items which included $3.2 million of goodwill impairment in our profiles business, $.4 million of restructuring and exit costs from the prior year Donora consolidation in our compounding business and $.1 million from the Greenville sheet consolidation.
Outlook
While we expect to obtain earnings benefits next year from our Greenville consolidation, more aggressive cost reduction efforts, and recovery from current year consolidation disruptions, we expect a weak demand environment to continue through the first half of next fiscal year. We expect this demand weakness to occur in the durable goods markets including the domestic automotive, heavy truck, residential construction, recreational vehicles and pool and spa sectors of our end markets. In addition, we expect a difficult resin cost environment to continue into next year because of continuing high oil prices, a weak U.S. dollar and vendor consolidations in the plastics resin industry. We are responding to these challenges by focusing on additional cost structure reductions, driving business process improvements, passing along price increases to customers and targeting of new business opportunities.

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FOURTH QUARTER 2007 EARNINGS

Non-GAAP Measures
We believe that operating earnings, net earnings, and earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company’s comparable operating results. Special items (restructuring and exit costs, impairments of goodwill and intangibles, former CEO separation expense, and early debt extinguishment costs) represent significant charges that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this Release.
* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.5 billion.
Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include:
(a)	adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	material adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration;

(e)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(f)	our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs;

(g)	our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings;

(h)	adverse movements in foreign currency exchange rates in the foreign markets in which we operate.

(i)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(j)	adverse developments with work stoppages or labor disruptions, particularly in the automotive industry;

(k)	our inability to achieve operational efficiency goals or cost reduction initiatives;

(l)	our inability to develop and launch new products successfully;

(m)	restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments;

(n)	possible weaknesses in internal controls; and

(o)	our ability to successfully complete the implementation of a new enterprise resource planning computer system and to obtain expected benefits from the system.
We assume no duty to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION
FOURTH QUARTER 2007 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share amounts)

	Three Months Ended		Fiscal Year
	Nov. 3,	Oct. 28,	Nov. 3,	Oct. 28,
	2007	2006	2007	2006
Net Sales	$366,238	$375,019	$1,451,983	$1,485,597

Costs and Expenses:
Cost of sales	333,479	329,315	1,288,402	1,309,060
Selling, general, and administrative	22,397	19,936	83,830	75,379
Amortization of intangibles	2,715	1,151	6,050	4,718
Goodwill impairment	—	3,159	—	3,159
Restructuring and exit costs	628	543	1,262	1,857

	359,219	354,104	1,379,544	1,394,173

Operating Earnings	7,019	20,915	72,439	91,424

Interest expense (net of interest income: $120, $127, $501, and $655, respectively)	4,511	4,599	17,629	20,981
Early debt extinguishment costs	—	—	—	5,505

Earnings Before Income Taxes	2,508	16,316	54,810	64,938

Income taxes	1,243	7,697	20,964	26,140

Net Earnings	$1,265	$8,619	$33,846	$38,798

Net Earnings Per Common Share:
Basic	$.04	$.27	$1.06	$1.21

Diluted	$.04	$.27	$1.05	$1.20

SPARTECH CORPORATION
FOURTH QUARTER 2007 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited and dollars in thousands)

	November 3,	October 28,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$3,409	$5,372
Receivables, net of allowance of $1,572 in 2007 and $1,514 in 2006	212,221	200,728
Inventories	116,076	122,329
Prepaids and other	20,570	14,193

Total Current Assets	352,276	342,622
Property, plant, and equipment, net	324,025	304,779
Goodwill	383,988	350,399
Other intangible assets, net	45,151	36,582
Other assets	5,431	7,412

Total Assets	$1,110,871	$1,041,794

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$448	$6,898
Accounts payable	167,713	149,520
Accrued liabilities	49,319	51,186

Total Current Liabilities	217,480	207,604
Long-Term Debt:
Other long-term debt, less current maturities	333,835	282,325
Other Long-Term Liabilities:
Deferred taxes	111,997	97,681
Other liabilities	8,279	11,491

Total Long-Term Liabilities	454,111	391,497
Shareholders’ Equity:
Common stock, 33,131,846 shares issued in 2007 and 2006	24,849	24,849
Contributed capital	200,485	198,661
Retained earnings	257,111	240,398
Treasury stock, at cost, 2,566,900 shares in 2007 and 1,007,766 shares in 2006	(52,531)	(22,845)
Accumulated other comprehensive income	9,366	1,630

Total Shareholders’ Equity	439,280	442,693

Total Liabilities and Shareholders’ Equity	$1,110,871	$1,041,794

SPARTECH CORPORATION
FOURTH QUARTER 2007 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Year Ended
	Nov. 3,	Oct. 29,
	2007	2006
Cash Flows From Operating Activities
Net earnings	$33,846	$38,798
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	43,069	40,698
Stock compensation expense	2,884	2,790
Goodwill impairment	—	3,159
Early debt extinguishment costs	—	5,505
Restructuring and exit costs	573	269
Change in current assets and liabilities, net of effects of acquisitions:
Receivables	(6,172)	9,331
Inventories	10,291	(2,789)
Prepaids and other	(664)	(1,472)
Accounts payable	16,761	28,639
Accrued liabilities	(6,078)	(2,157)
Other, net	9,501	4,772

Net cash provided by operating activities	104,011	127,543

Cash Flows From Investing Activities
Capital expenditures	(34,743)	(23,966)
Business acquisitions	(61,371)	—
Dispositions of assets	94	2,428

Net cash used in investing activities	(96,020)	(21,538)

Cash Flows From Financing Activities
Bank credit facility borrowings / (payments), net	36,823	23,812
Borrowings from issuance of notes	—	50,000
Payments on notes	—	(10,715)
Payment of convertible subordinated debentures	—	(150,000)
Payments on bonds and leases	(580)	(469)
Early payment premiums on convertible subordinated debentures	—	(3,780)
Cash dividends on common stock	(17,006)	(15,883)
Stock options exercised	8,449	2,990
Treasury stock acquired	(38,374)	(1,541)
Excess tax benefits from stock options	716	344

Net cash used by financing activities	(9,972)	(105,242)

Effect of exchange rate changes on cash and cash equivalents	18	8

(Decrease)/Increase in cash and cash equivalents	(1,963)	771
Cash and cash equivalents at beginning of year	5,372	4,601

Cash and cash equivalents at end of year	$3,409	$5,372

SPARTECH CORPORATION
FOURTH QUARTER 2007 EARNINGS

SPARTECH CORPORATION
(Unaudited and dollars in thousands)
Within this press release we have included operating earnings, net earnings, and earnings per share excluding special items, which are non-GAAP measurements and believe they are meaningful to investors because they provide a view of the Company’s comparable operating results. Special items (restructuring and exit costs, impairments of goodwill and intangible assets, former CEO separation expense, and early debt extinguishment costs) represent significant items that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures. Amounts are unaudited and in thousands, except per share data.

	Three Months Ended		Twelve Months Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006
Operating Earnings (GAAP)	$7,019	$20,915	$72,439	$91,424

Restructuring and Exit Costs	628	543	1,262	1,857
Former CEO Separation Expense	—	—	1,856	—
Intangible Asset/Goodwill Impairment	1,550	3,159	1,550	3,159

Operating Earnings Excluding Special Items (Non-GAAP)	$9,197	$24,617	$77,107	$96,440

Net Earnings (GAAP)	$1,265	$8,619	$33,846	$38,798

Restructuring and Exit Costs, net of tax	386	337	784	1,151
Former CEO Separation Expense, net of tax	—	—	1,147	—
Intangible Asset/Goodwill Impairment, net of tax	960	3,159	960	3,159
Early Debt Extinguishment Costs, net of tax	—	—	—	3,411

Net Earnings Excluding Special Items (Non-GAAP)	$2,611	$12,115	$36,737	$46,519

Net Earnings per Diluted Share (GAAP)	$.04	$.27	$1.05	$1.20

Restructuring and Exit Costs, net of tax	.01	.01	.02	.03
Former CEO Separation Expense, net of tax	—	—	.04	—
Intangible Asset/Goodwill Impairment, net of tax	.03	.10	.03	.10
Early Debt Extinguishment Costs, net of tax	—	—	—	.11

Net Earnings per Diluted Share Excluding Special Items (Non-GAAP)	$.08	$.37	$1.14	$1.44